Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Kevin Jones	Julie Craven
(507) 437-5248	(507) 437-5345
kcjones@hormel.com	media@hormel.com

HORMEL FOODS REPORTS RECORD THIRD QUARTER RESULTS

AUSTIN, Minn. (August 23, 2012) – Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal year 2012 third quarter.

All comparisons are to the third quarter or first nine months of fiscal 2011.

HIGHLIGHTS

Third Quarter

t                Diluted EPS of $.41 up 14 percent from diluted EPS of $.36

t                Segment operating profit up 17 percent

t                Dollar sales of $2.0 billion, up 5 percent

t                Volume up 4 percent

t                Grocery Products operating profit up 32 percent; volume up 16 percent (volume up 2 percent excluding sales of Don Miguel products); dollar sales up 21 percent (dollar sales up 3 percent excluding sales of Don Miguel products)

t                Jennie-O Turkey Store operating profit up 12 percent; volume up 3 percent; dollar sales up 7 percent

t                Refrigerated Foods operating profit up 7 percent; volume up 1 percent; dollar sales flat

t                Specialty Foods operating profit up 18 percent; volume up 4 percent; dollar sales up 11 percent

t                All Other (primarily Hormel Foods International) operating profit up 55 percent; volume up 3 percent; dollar sales up 2 percent

The company reported fiscal 2012 third quarter net earnings of $111.2 million, up 13 percent from net earnings of $98.5 million a year earlier. For the nine months ended July 29, 2012, net earnings were $367.4 million, up 3 percent from net earnings of $356.9 million the same period last year.  Diluted net earnings per share for the nine months ended July 29, 2012, were $1.37, up 5 percent from diluted net earnings per share of $1.31 last year.

Sales for the quarter were $2.0 billion, up 5 percent from the same period in fiscal 2011. For the nine months ended July 29, 2012, sales totaled $6.1 billion, up 5 percent from the same period last year.

COMMENTARY

“We had an excellent quarter, with earnings per share and sales up 14 percent and 5 percent, respectively,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer. “All five segments reported increased earnings, led by our Grocery Products segment. Our strong sales growth across multiple segments demonstrates that our products are connecting well with consumers.”

“Our Grocery Products segment benefitted from strong sales of our SPAM® family of products and from our MegaMex Foods joint venture. I was also pleased to see sales of our HORMEL® COMPLEATS® microwave meals grow nicely in the quarter. Our Jennie-O Turkey Store segment delivered another good quarter, aided by increased value-added sales and an improved product mix. Our international business continues to achieve impressive results, led by strong export sales of our SPAM® family of products and fresh pork. Increased value-added sales offset lower pork operating margins, boosting our Refrigerated Foods segment results during the quarter. Our Specialty Foods team generated excellent results on higher sales during the quarter,” Ettinger remarked.

SEGMENT OPERATING HIGHLIGHTS – THIRD QUARTER

Grocery Products (15% of Net Sales, 23% of Total Segment Operating Profit)

Grocery Products segment profit increased by 32 percent, led by improved sales of our SPAM® family of products and by our MegaMex Foods joint venture.  Net sales increased over last year’s results by 21 percent, including sales of DON MIGUEL® products.  Without those sales, sales increased 3 percent.

Refrigerated Foods (52% of Net Sales, 35% of Total Segment Operating Profit)

Refrigerated Foods segment profit improved by 7 percent, as stronger results by our Meat Products and Foodservice businesses were able to offset lower pork operating margins.  While net sales for the quarter were flat, value-added sales increased, including sales of HORMEL® NATURAL CHOICE® deli meats, HORMEL® party trays, HORMEL® bacon, and HORMEL® pepperoni.

Jennie-O Turkey Store (18% of Net Sales, 23% of Total Segment Operating Profit)

Jennie-O Turkey Store delivered another solid quarter, with segment operating profit up 12 percent from a year ago. Increased value-added sales and an improved product mix offset higher feed costs and lower commodity meat prices. Net sales for the quarter rose 7 percent, led by sales of JENNIE-O TURKEY STORE® fresh tray pack products and turkey burgers.

Specialty Foods (11% of Net Sales, 12% of Total Segment Operating Profit)

Specialty Foods segment profit increased 18 percent, as all three business units registered gains.  Net sales grew 11 percent, led by higher sales of bulk and nutritional items, private label canned meats and ingredients.

All Other (4% of Net Sales, 7% of Total Segment Operating Profit)

The All Other segment, which consists primarily of Hormel Foods International, grew segment profit by 55 percent and net sales by 2 percent, driven principally by stronger exports of our SPAM® family of products and fresh pork.

Net Interest and Investment Expense

Net interest and investment expense was lower due principally to reduced debt levels and a lower interest rate.

OUTLOOK

“Our excellent results in the third quarter give us momentum heading into the fourth quarter and put us on track to achieve results consistent with our annual guidance range of $1.79 to $1.89 per share.” concluded Ettinger. “Increased grain costs will present a challenge, but the strength of our balanced business model and the vibrancy of our branded, value-added portfolio should support continued sales and earnings growth as we close out fiscal 2012.”

DIVIDENDS

Effective August 15, 2012, the Company paid its 336th consecutive quarterly dividend, at the annual rate of $.60.

CONFERENCE CALL

A conference call will be Webcast at 8:30 a.m. CT (9:30 a.m. ET) on Thursday, August 23, 2012. Access is available at http://www.hormelfoods.com.  If you do not have Internet access and want to listen to the call over the phone, the dial in number is 877-941-0844 and you must provide the access code of 4556709. An audio replay is available by calling 800-406-7325 and entering access code 4556709. The audio replay will be available beginning at 10:30 a.m. CT on Thursday, August 23, 2012, through 11:59 p.m. CT on Thursday, September 6, 2012. The Webcast replay will be available at 10:30 a.m. CT, Thursday, August 23, 2012, and archived for one year.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s 500 Index, Dow Jones Sustainability Indexes, Maplecroft Climate Innovation Indexes, and was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the fourth year in a row in 2012.  The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 30-36 in the company’s Form 10-Q for the quarter ended April 29, 2012, which was filed with the SEC on June 8, 2012, and can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2012 Third Quarter Segment Operating Results (dollars in thousands)

	THIRD QUARTER – 13 WEEKS ENDED

NET SALES	July 29, 2012	July 31, 2011	% Change
Grocery Products	$297,177	$245,368	21.1
Refrigerated Foods	1,043,311	1,045,874	(0.2)
Specialty Foods	230,072	207,025	11.1
Jennie-O Turkey Store	351,604	327,809	7.3
All Other	86,024	84,516	1.8
Total	$2,008,188	$1,910,592	5.1

OPERATING PROFIT
Grocery Products	$40,052	$30,428	31.6
Refrigerated Foods	60,757	56,820	6.9
Jennie-O Turkey Store	39,106	34,851	12.2
Specialty Foods	21,490	18,141	18.5
All Other	12,437	8,043	54.6
Total segment operating profit	173,842	148,283	17.2
Net interest and investment expense (income)	2,363	5,484	(56.9)
General corporate expense	3,225	2,944	9.5
Noncontrolling interest	1,240	1,483	(16.4)
Earnings before income taxes	$169,494	$141,338	19.9

	YEAR TO DATE – 39 WEEKS ENDED

NET SALES	July 29, 2012	July 31, 2011	% Change
Grocery Products	$830,649	$782,540	6.1
Refrigerated Foods	3,158,811	3,097,200	2.0
Jennie-O Turkey Store	1,120,028	1,058,279	5.8
Specialty Foods	677,043	603,371	12.2
All Other	273,955	249,801	9.7
Total	$6,060,486	$5,791,191	4.7

OPERATING PROFIT
Grocery Products	$127,003	$118,038	7.6
Refrigerated Foods	167,515	223,204	(24.9)
Jennie-O Turkey Store	186,066	155,379	19.7
Specialty Foods	58,996	54,583	8.1
All Other	37,763	26,480	42.6
Total segment operating profit	577,343	577,684	(0.1)
Net interest and investment expense (income)	4,932	16,837	(70.7)
General corporate expense	18,040	26,165	(31.1)
Noncontrolling interest	3,226	3,815	(15.4)
Earnings before income taxes	$557,597	$538,497	3.5

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	7-29-2012	7-31-2011	7-29-2012	7-31-2011

Net sales	$2,008,188	$1,910,592	$6,060,486	$5,791,191

Cost of products sold	1,701,132	1,612,737	5,080,414	4,793,104

GROSS PROFIT:	307,056	297,855	980,072	998,087

Selling, general and administrative	145,022	156,595	446,183	461,892

Equity in earnings of affiliates	9,823	5,562	28,640	19,139

OPERATING INCOME:	171,857	146,822	562,529	555,334

Other income & expenses:
Interest & investment income	844	139	4,772	2,552
Interest expense	(3,207)	(5,623)	(9,704)	(19,389)

EARNINGS BEFORE INCOME TAXES:	169,494	141,338	557,597	538,497

Provision for income taxes	57,087	41,374	186,922	177,796
(effective tax rate)	33.68%	29.27%	33.52%	33.02%

NET EARNINGS	112,407	99,964	370,675	360,701
Less: net earnings attributable to noncontrolling interest	1,240	1,483	3,226	3,815
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$111,167	$98,481	$367,449	$356,886

NET EARNINGS PER SHARE
Basic	$.42	$.37	$1.39	$1.34
Diluted	$.41	$.36	$1.37	$1.31

WEIGHTED AVG SHARES O/S
Basic	263,359	266,925	263,638	266,887
Diluted	268,746	272,759	269,138	272,449

DIVIDENDS DECLARED
PER SHARE	$.1500	$.1275	$.4500	$.3825

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	July 29, 2012	October 30, 2011
	(in thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$533,217	$463,130
Short-term marketable securities	77,013	76,077
Accounts receivable	474,425	461,110
Inventories	927,047	885,823
Income taxes receivable	18,799	24,423
Deferred income taxes	68,086	69,203
Prepaid expenses	12,865	10,048
Other current assets	5,806	8,417

TOTAL CURRENT ASSETS	2,117,258	1,998,231

INTANGIBLES	756,242	762,930

OTHER ASSETS	593,327	576,140

PROPERTY, PLANT & EQUIPMENT, NET	915,792	907,090

TOTAL ASSETS	$4,382,619	$4,244,391

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$676,710	$778,186

LONG-TERM DEBT – LESS CURRENT MATURITIES	250,000	250,000

OTHER LONG-TERM LIABILITIES	559,710	556,389

SHAREHOLDERS’ INVESTMENT	2,896,199	2,659,816

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$4,382,619	$4,244,391

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Thirty-Nine Weeks Ended
	7-29-2012	7-31-2011
	(in thousands)
OPERATING ACTIVITIES
Net earnings	$370,675	$360,701
Depreciation and amortization of intangibles	88,627	92,927
Increase in working capital	(171,992)	(125,958)
Other	(3,257)	(8,245)
NET CASH PROVIDED BY OPERATING ACTIVITIES	284,053	319,425

INVESTING ACTIVITIES
Net sale of securities	-	(20,000)
Acquisitions of businesses/intangibles	(168)	(7,207)
Net purchases of property / equipment	(90,405)	(52,757)
Decrease in investments, equity in affiliates, and other assets	17,661	7,010
NET CASH USED IN INVESTING ACTIVITIES	(72,912)	(72,954)

FINANCING ACTIVITIES
Proceeds from long-term debt, net	-	(102,436)
Dividends paid on common stock	(112,683)	(95,991)
Share repurchase	(50,692)	(80,648)
Other	21,511	59,983
NET CASH USED IN FINANCING ACTIVITIES	(141,864)	(219,092)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	810	2,140
INCREASE IN CASH AND CASH EQUIVALENTS	70,087	29,519
Cash and cash equivalents at beginning of year	463,130	467,845
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$533,217	$497,364